Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	January 4, 2012
Brenda A. Blake, ext. 3202

AmeriGas Partners to Issue Notes

VALLEY FORGE, Pa., January 4, 2012 — AmeriGas Partners, L.P. (NYSE:APU), (“AmeriGas Partners”) today announced that its wholly owned subsidiaries, AmeriGas Finance Corp. and AmeriGas Finance LLC (the “Issuers”), intend to offer, subject to market and other conditions, $1.55 billion aggregate principal amount of senior notes due 2020 and 2022 (together, the “notes”) in a registered public offering. The notes will be fully and unconditionally guaranteed by AmeriGas Partners (the “guarantees”). The net proceeds from the offering will be used to finance the previously announced acquisition of the propane operations of Energy Transfer Partners, L.P. (the “Heritage Acquisition”), to pay expenses for the Heritage Acquisition and for general corporate purposes, including to pay down borrowings outstanding under the bank credit agreement of AmeriGas Partners’ operating partnership, AmeriGas Propane, L.P. To the extent the notes offering closes before the Heritage Acquisition, proceeds will be placed into escrow until such time as the acquisition closes.

AmeriGas Partners and the Issuers have registered the notes and the guarantees on a registration statement on Form S-3 (including a prospectus) filed with the Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement and the supplement thereto and the other documents that AmeriGas Partners has filed with the SEC for more complete information about AmeriGas Partners and this offering. These documents are available at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, these documents will be made available upon request by AmeriGas Partners or by any underwriter or dealer participating in the offering.

Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC will be acting as joint book-running managers for the notes offering. Interested parties may obtain a prospectus from Credit Suisse Securities (USA) LLC by directing a request to Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling 1-800-221-1037.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any note in any jurisdiction in which such an offer or solicitation, or the sale of these notes, would be unlawful without registration or qualification under the securities laws of such jurisdiction. Any offer to sell, or solicitation of an offer to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the SEC.

About AmeriGas Partners, L.P.

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations.